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                                  Exhibit 99.1

    BOSTON LIFE SCIENCES TO MEET WITH FDA ON THERAFECTIN(R) EFFICACY ISSUES

December 29, 1999--Boston Life Sciences, Inc. (NASDAQ:BLSI) announced that it will be meeting with the FDA during the first quarter of 2000 to informally discuss its application for the approval of Therafectin(R), its drug for the treatment of rheumatoid arthritis. The agency granted the meeting following its submission of a letter to the Company wherein BLSI was informed that the FDA felt that the Company's trial for Therafectin submitted in 1998 had not provided sufficient evidence of a statistically significant treatment effect and that it consequently would not approve the drug at this time. The letter, which contains the only substantive information received by BLSI from the FDA since its submission last year of the results of its latest Phase III trial, did not specifically detail what the Agency considers the shortfalls or deficiencies in demonstrating efficacy for the drug. Following receipt of the letter, the Company was informed that it would be given a full opportunity to learn the specific basis of the FDA's position on efficacy as well as what could be done to possibly gain approval for Therafectin.

The Company noted that it was not in a position to comment at this time on the future of Therafectin since it must first determine, with the guidance and input of the FDA, what, if any, potential the drug may have. David Hillson, the Company's Chairman and CEO commented, "Therafectin, our only potential product that is not part of Boston Life Sciences' primary portfolio of Harvard Medical School technologies, represents a very late stage, relatively low cost opportunity that we, and our clinical rheumatologist advisors, felt should not be allowed to languish. The expenditures allocated by Boston Life Sciences to Therafectin since its ownership of the drug in 1995, represent scarcely ten percent of the Company's aggregate funding to date and totaled less than $1.5 million over the last two years. We do not expect to incur any further material expenditures in connection with Therafectin."

"With our well-advanced clinical programs in Parkinson's/ADHD diagnostics, our well-recognized anti-angiogenesis agent, Troponin, and groundbreaking work in axonal regeneration in the spinal tract as well as our research collaboration in allergy and asthma with Pfizer, Boston Life Sciences is looking forward to a very productive year in 2000. Our cash resources, approximately $16 million at December 31, 1999, appear quite adequate to support our primary programs well into 2001."

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Therafectin, BLSI's products in clinical trials or in preclinical development include: Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the adequacy of the Company's capital resources, discussions with regulatory agencies, expected timing and results of clinical trials, schedules of IND, NDA and all other regulatory submissions, the possible approval of products, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.

For further information, please contact:

Media Contact             Investor Contact            Corporate Contact
Jim Weinrebe, ext. 6650   Maria Zapf                  Boston Life Sciences, Inc.
Schwartz Communications   Boston Life Sciences, Inc.  Marc Lanser, MD
781.684.0770              617.425.0200                Chief Scientific Officer
                                                      617.425.0200

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